Exhibit 4.26

EXECUTION VERSION

SUPPLEMENT NO. 3

SUPPLEMENT No. 3 (this “Supplement”), dated as of March 9, 2015, among Connexions SMV, LLC (the “Additional Subsidiary Guarantor”), a Delaware limited liability company and an indirect subsidiary of Affinion Group, Inc., a Delaware corporation (or its permitted successor) (the “Issuer”), and the Issuer.

WITNESSETH:

WHEREAS, the Issuer and the Subsidiary Guarantors have heretofore executed and delivered to the Holders a Note Agreement (the “Note Agreement”), dated as of December 12, 2013, providing for the issuance of 13.50% Senior Subordinated Notes due 2018 (the “Notes”);

WHEREAS, Section 4.11 and Section 10.06 of the Note Agreement provide that under certain circumstances the Issuer shall cause the Additional Subsidiary Guarantor to execute and deliver to the Holders a guaranty agreement pursuant to which the Additional Subsidiary Guarantor shall Guarantee payment of the Notes on the same terms and conditions as those set forth in Article 10 of the Note Agreement;

WHEREAS, pursuant to Section 9.01(v) of the Note Agreement, the Issuer is authorized to execute and deliver this Supplement; and

WHEREAS, this Supplement has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Additional Subsidiary Guarantor mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1. Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Note Agreement.

SECTION 2. Guarantees.  The Additional Subsidiary Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Note Agreement and to be bound by all other applicable provisions of the Note Agreement.

SECTION 3. Ratification of Note Agreement; Supplements Part of Note Agreement.  Except as expressly amended hereby, the Note Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplement shall form a part of the Note Agreement for all purposes, and every holder of Notes heretofore or hereafter executed and delivered shall be bound hereby.

SECTION 4. Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF. EACH OF THE ISSUER, THE GUARANTORS AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, THE NOTE AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED THEREBY.

SECTION 5. [Reserved].

SECTION 6. Counterparts.  The parties may sign any number of copies of this Supplement.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 7. Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction of this Supplement.

SECTION 8.  Severability. If and to the extent that any provision in this Supplement shall be held invalid, illegal or unenforceable, the validity, legality, enforceability and approval of the remaining provisions shall not in any way be affected or impaired thereby, to the extent permitted by applicable law.

[Rest of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplement to be duly executed as of the date first written above.

AFFINION GROUP, INC.,

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

CONNEXIONS SMV, LLC,

By:	/s/ Todd H. Siegel
Name: Todd H. Siegel
Title: Chief Executive Officer

Supplement No. 3 (2013 AGI Note Agreement)